Exhibit 8.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) dated as of this 27 day of June 2017 by and among Digital Social Retail, Inc. a Delaware corporation (the “Company”), having an address at 205 East 42nd Street, New York, NY 10017, Oberon Securities, LLC, having an address at 1412 Broadway, 23rd Floor New York, NY 10018 (the “Placement Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION (the “Escrow Agent”), with its principal corporate trust office at 166 Mercer Street, Suite 2R, New York, NY 10012.

W I T N E S S E T H:

WHEREAS, the Company proposes to offer and sell, pursuant to Regulation A of the Securities Act of 1933, as amended, a minimum of 1,000,000 and a maximum of 2,000,000 units (the “Units”), each unit consisting of one share of common stock, par value $0.001 per share of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock, at an offering price of $4.25 per Unit for an aggregate minimum offering amount of $4,250,000 and an aggregate maximum amount of $8,250,000, provided, however, that the Company and the Placement Agent may, in their mutual discretion, determine to offer and sell an additional 300,000 Units for aggregate gross proceeds of $1,275,000 (the “Offering”) to qualified investors (each, an “Investor”);

WHEREAS, subject to all conditions to the closing(s) of the Offering being satisfied or waived, the closing(s) of the Offering shall take place from time to time until the earlier of (a) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (b) the date on which this Offering is terminated by the Company in its sole discretion (the “Termination Date”) (the earlier of (a) or (b), the “Final Termination Date”);

WHEREAS, in connection with the Offering, the Company entered into a Placement Agency Agreement with the Placement Agent, and certain other agreements, documents, instruments and certificates necessary to effect the Offering, including without limitation, that certain Subscription Agreement, dated as of [      ], 2017, as amended or supplemented from time-to-time, including all attachments, schedules and exhibits thereto (collectively, the “Offering Documents”);

WHEREAS, the Company and Placement Agent desire to establish an escrow account with the Escrow Agent into which the Company and Placement Agent shall instruct the Investors to deposit checks and other instruments for the payment of money made payable to the order of “WILMINGTON TRUST, N.A. as Escrow Agent for Digital Social Retail, Inc. Escrow,” and the Escrow Agent is willing to accept said checks and other instruments for the payment of money in accordance with the terms hereinafter set forth;

WHEREAS, the Company and Placement Agent represent and warrant to the Escrow Agent that they have not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

WHEREAS, the Company and Placement Agent represent and warrant to the Escrow Agent that a copy of each document that has been delivered to the Investors and any other third parties that include Escrow Agent’s name and duties, has been attached hereto as Schedule I.

NOW, THEREFORE, IT IS AGREED as follows:

1. Delivery of Escrow Funds.

(a) The Placement Agent and the Company shall instruct the Investors to deliver to the Escrow Agent checks made payable to the order of “WILMINGTON TRUST, N.A. as Escrow Agent for Digital Social Retail, Inc. Escrow”, or wire transfers to:

Wilmington Trust Company

ABA #: 031100092

A/C #: 122727-0000

A/C Name: Digital Social Retail, Inc. Escrow

Attn: Boris Treyger

International Wires:

M&T

Buffalo, New York

ABA: 022000046

SWIFT: MANTUS33

Beneficiary Bank: Wilmington Trust

Beneficiary ABA: 031100092

A/C #: 122727-0000

A/C Name: Digital Social Retail, Inc. Escrow

All such checks and wire transfers remitted to the Escrow Agent shall be accompanied by information identifying each Investor, subscription amount, social security or taxpayer identification number, and address. In the event the Investor’s address and/or social security number or taxpayer identification number are not provided to Escrow Agent by the Investor, then the Placement Agent and/or the Company agree to promptly upon request provide the Escrow Agent with such information in writing. The checks or wire transfers shall be deposited into a non interest-bearing account at WILMINGTON TRUST, NATIONAL ASSOCIATION entitled “WILMINGTON TRUST, N.A. as Escrow Agent for Digital Social Retail, Inc. Escrow” (the “Escrow Account”).

(b) The collected funds deposited into the Escrow Account are referred to as the “Escrow Funds.”

(c) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Investor and advise the Company and the Placement Agent promptly thereof.

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2. Release of Escrow Funds. The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a) In the event that the Company advises the Escrow Agent in writing that the Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the funds paid by each Investor to such Investors without interest or offset.

(b) [Intentionally left blank].

(c) At each closing of the Offering, the Company and the Placement Agent shall provide the Escrow Agent with written instructions regarding the disbursement of the Escrow Funds in accordance with Exhibit A attached hereto and made a part hereof and signed by the Company and the Placement Agent (the “Disbursement Instructions”).

(d) [Intentionally left blank].

(e) If by 5:00 P.M. Eastern time on the Final Termination Date, the Escrow Agent has not received written Disbursement Instructions from the Company and the Placement Agent regarding the disbursement of the Escrow Funds in the Escrow Account, if any, then the Escrow Agent shall promptly return such Escrow Funds, if any, to the Investors without interest or offset. The Escrow Funds returned to the Investors shall be free and clear of any and all claims against the Escrow Agent.

(I) The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.

(g) [Intentionally left blank].

(h) The Placement Agent or the Company will provide the Escrow Agent with the payment instructions for each Investor, to whom the funds should be returned in accordance with this section.

3. Acceptance by Escrow Agent. The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a) The Escrow Agent may act in reliance upon any signature reasonably believed by it to be genuine, and may assume that any person who has been designated by the Placement Agent or the Company to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The names and true signatures of each individual authorized to act singly on behalf of the Company and the Placement Agent are stated in Schedule II, which is attached hereto and made a part hereof. The Company and the Placement Agent may each remove or add one or more of its authorized signers stated on Schedule H by notifying the Escrow Agent in writing of such change in accordance with this Agreement, which notice shall include the true signature for any new authorized signatories. The Escrow Agent shall be entitled to rely upon any order, judgment, opinion, or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof.

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(b) The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable in connection with its obligations hereunder to the Company or the Placement Agent for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by the willful misconduct or gross negligence of the Escrow Agent.

(c) The Placement Agent and the Company agree, jointly and severally, to indemnify and hold the Escrow Agent and its employees, officers, directors and agents harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by the Escrow Agent arising out of or related, directly or indirectly, to this Agreement unless caused by the Escrow Agent’s gross negligence or willful misconduct. The Placement Agent and the Company agree, jointly and severally, to pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall jointly and severally indemnify and hold harmless the Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes. The Escrow Agent shall not incur any liability for performing or not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent, including, without limitation, war (whether declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; the act, failure or neglect of the parties hereto (other than Escrow Agent) or any of their agents; any delay, error, omission or default of any mail, courier, facsimile or wireless agency or operator; or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The terms of this paragraph shall survive the termination of this Agreement.

(d) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction.

(e) The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Escrow Agent’s obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal. The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

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(f) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement by the Company beyond the specific terms hereof. Without limiting the foregoing, the Escrow Agent shall dispose of the Escrow Funds in accordance with the express provisions of this Agreement, and has not reviewed and shall not make, be required to make or be liable in any manner for its failure to make, any determination under the Offering Documents, or any other agreement, including, without limitation, any determination of whether (i) the Company has complied with the terms of the Offering Documents, (ii) an investment in the Units is suitable for the proposed Investors, or (iii) the Offering Documents comply with applicable securities laws.

(g) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent is acting under this Agreement as an agent only and shall be considered an independent contractor with respect to each party hereto. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, partnership, or debtor/creditor relationship between or among the Escrow Agent and any of the parties hereto.

(h) In no event shall the Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Escrow Agent has been advised of the likelihood of such loss or damage.

4. Resignation and Termination of the Escrow Agent. The Escrow Agent may resign at any time by giving 30 days’ prior written notice of such resignation to the Placement Agent and the Company. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the end of such 30-day period. In such event, the Escrow Agent shall not take any action, other than receiving and depositing the Investor’s checks and wire transfers in accordance with this Agreement, until the Company has designated a banking corporation, trust company, attorney or other person as successor escrow agent. Upon receipt of such written designation signed by the Placement Agent and the Company, the Escrow Agent shall promptly deliver the Escrow Funds to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within 30 days following the effective date of such resignation, then the Escrow Agent may deposit the Escrow Funds held by it pursuant to this Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor escrow agent. In either case provided for in this paragraph, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds.

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5. Termination. The Company and the Placement Agent may terminate this Agreement hereunder upon written notice to the Escrow Agent specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such notice. In the event of such termination, the Company and the Placement Agent shall, within 30 days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Company and the Placement Agent, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Company and the Placement Agent fail to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

6. Investment. All funds received by the Escrow Agent shall be held only in non-interest bearing bank accounts at WILMINGTON TRUST, NATIONAL ASSOCIATION.

7. Compensation. The Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to a fee of $3,500.00, which fee shall be paid by the Company upon the signing of this Agreement. In addition, the Company shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney’s fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of the Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent that the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing of the Offering, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such closing. The terms of this paragraph shall survive termination of this Agreement.

8. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to the Placement Agent:

Oberon Securities, LLC

Daniel T. Guilfoile

Managing Director

Oberon Securities, LLC

1412 Broadway, 23rd Floor

New York, NY 10018

212-386-7047

dguilfoile@oberonsecurities.com

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If to the Company:

Digital Social Retail, Inc.

Attn: Sylvain Bellaiche, Chief Executive Officer and President

Digital Social Retail, Inc.

205 East 42nd Street

New York, NY 10017

800-236-6610

sylvain.bellaiche@digitalsocialretail.com

With a copy to:

Ellenoff Grossman & Schole LLP

Attn: Jeffrey W. Rubin, Esq.

1345 Avenue of the Americas, 11th Floor (212) 370-1300

jrubin@egsllp.com

If to Escrow Agent:

WILMINGTON TRUST, NATIONAL ASSOCIATION

166 Mercer Street, Suite 2R

New York, NY 10012

Attention: Boris Treyger

Phone: (212) 941-4416

Fax: (212) 343-1079

9. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles and any action brought hereunder shall be brought in the courts of the State of New York, located in the County of New York or the United States District Court for the Southern District of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

(b) This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

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(c) All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

(d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

(e) If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

(f) This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

10. Form of Signature. The parties hereto each agree to accept a facsimile or email PDF transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile or email PDF signature agrees, by the express terms hereof, if requested by another party hereto, to place, promptly after transmission of his or her signature by fax, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

11. Termination. This Agreement will terminate upon the Final Termination Date.

12. Automatic Succession. Any business entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

13. Anti-Terrorism/Anti-Money Laundering Laws.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT - To help the United States government fight the funding of terrorism or money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens a new account. What this means for the parties to this Agreement: the Escrow Agent will ask for your name, address, date of birth, and other information that will allow the Escrow Agent to identify you (e.g., your social security number or tax identification number.) The Escrow Agent may also ask to see your driver’s license or other identifying documents (e.g., passport, evidence of formation of corporation, limited liability company, limited partnership, etc., certificate of good standing.)

[The balance of this page intentionally left blank — signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Digital Social Retail, Inc.		Oberon Securities LLC

By:	/s/ Sylvain Bellaiche	By:	/s/ Daniel T. Guilfoile
	Name: Sylvain Bellaiche		Name: Daniel T. Guilfoile
	Title: President		Title: Managing Director

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Boris Treyger
Name: Boris Treyger
Title: Vice President

Schedule I

Offering Documents

WILMINGTON
TRUST

Schedule II

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by any one of the following on behalf of the Company and the Placement Agent.

Digital Social Retail, Inc.

Name	True Signature

Sylvain Bellaiche	/s/ Sylvain Bellaiche

Pierre Martin	/s/ Pierre Martin

Oberon Securities LLC

Name	True Signature

Daniel T. Guilfoile	/s/ Daniel T. Guilfoile

Exhibit A

FORM OF ESCROW DISBURSEMENT INSTRUCTIONS
AND RELEASE NOTICE

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION
166 Mercer Street, Suite 2R

New York, NY 10012
Attention: Boris Treyger

Dear Mr./Ms______:

In accordance with the terms of paragraph 2(c) of the Escrow Agreement dated as of________, 2017 (the “Escrow Agreement”), by and between Digital Social Retail, Inc. (the “Company”), Oberon Securities LLC (the “Placement Agent”) and WILMINGTON TRUST, NATIONAL ASSOCIATION (the “Escrow Agent”), the Company and the Placement Agent hereby direct the Escrow Agent to distribute all of the Escrow Funds (as defined in the Escrow Agreement) in accordance with the following wire instructions:

:	$

:	$

:	$

Very truly yours,

Digital Social Retail, Inc,

By:
Name:	Sylvain Bellaiche
Title:	Chief Executive Officer and President

Oberon Securities, LLC

By:
Name:	Daniel T. Guilfoile
Title:	Managing Director